PRESS RELEASE  Contact:
Walter Clark
Chief Executive Officer
3524 Airport Road
Maiden, NC 28650
(828) 464-8741
FOR IMMEDIATE RELEASE

  AIR T ANNOUNCES SECOND QUARTER RESULTS AND RESCHEDULED CONFERERENCE CALL, STOCK REPURCHASE PROGRAM AND APPOINTMENT OF NEW CFO

MAIDEN, N.C., November 10, 2006 -- Air T, Inc. (Nasdaq Capital Market: AIRT) today reported unaudited consolidated net earnings of $371,000 ($0.14 per share) for fiscal 2007’s second quarter ended September 30, 2006, compared to net earnings of $264,000 ($0.10 per share) for the second quarter of fiscal 2005. Consolidated revenues for fiscal 2007’s second quarter was $14,721,000 compared to $18,136,000 for the similar 2006 fiscal quarter. Six month, year-to-date, consolidated revenues decreased $4,547,000 from the prior year, to $30,805,000, while net earnings increased $556,000 from the prior year to $1,098,000.

Air T’s net earnings and EPS for the six and three-month periods ended September 30, 2006 and 2005 were, respectively, impacted by a decrease of $53,000 ($0.02 per share) and $35,000 ($0.01 per share) due to the first quarter fiscal 2007 adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (R) Share-Based Payment, and $472,000 ($0.18 per share) and $247,000 ($0.09 per share) as a result of cost associated with efforts by Air T’s Global Ground Support (Global) subsidiary to return certain deicing equipment to service at the Philadelphia airport during fiscal 2006.

Consolidated revenues decreased $4,547,000 (12.9%) to $30,805,000 and $3,415,000 (18.8%) to $14,721,000, respectively, for the six and three-month periods ended September 30, 2006 compared to their equivalent 2005 periods. The six-month decrease in revenues resulted from a $4,697,000 decrease in air cargo revenues, primarily related to current period decreases in maintenance services and acquisition of aircraft parts, which were attributed to wind-down of the Company’s air cargo customer’s fleet modernization program, associated with conversion of ATR aircraft from passenger to cargo configuration during the third quarter of fiscal 2006, offset by a $150,000 increase in the ground equipment revenues related to increased service revenues, partially offset by lower product sales revenues during the current period. The three-month revenues decrease resulted from a $2,045,000 decrease in air cargo maintenance revenues, discussed above, and a $1,370,000 decrease in ground equipment revenues, primarily due to the mix of customer production and service orders received in the current period, discussed above.

The Company will hold a conference call to discuss its operating results during the week of November 13, 2006 and will announce the date and time for that call, as well as dial-in instructions, later today.

Air T also announced that its Board of Directors had authorized the Company to acquire up to $2.0 million of the Company’s common stock in market transactions and otherwise. The Board of Directors did not establish a fixed termination date for this authority. The Company may repurchase shares of its common stock from time to time pursuant to this authority.

In addition, the Company announced that its Board of Directors had appointed John Parry to serve as the Company’s Vice President-Finance and Chief Financial Officer effective November 14, 2006 in replacement of John J. Gioffre, who is retiring from those positions effective November 14, 2006 in accordance with his previously announced plans.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “In the fiscal 2006 periods, maintenance revenues at our air cargo operations benefited from our customer’s fleet modernization program, as we assisted our customer in the conversion of newer ATR aircraft from passenger to cargo configurations. While we have initiated cost-cutting measures in our maintenance operations earlier this year to better match our expenses with our anticipated revenues from this operation, we do not expect to see the full financial benefit of these efficiency improvements until the fourth quarter of the current fiscal year.”

“We continued to see strong results from Global, as units shipped in the three months ended September 30, 2006 were predominately commercial, while units shipped for the six months were evenly split between commercial and military orders. The quarter saw the seasonal trend of increased commercial activity at Global, which we have been able to balance in the past few years with military orders being filled principally during the fourth and first fiscal quarters when commercial activity slows. Service work performed during the three-month period helped maintain Global’s margins,” Mr. Clark continued.

The Company operates in two business segments. Air T, through its subsidiaries, provides overnight air- freight service to the express delivery industry, and manufactures, sells and services aircraft ground support and special purpose industrial equipment. Air T is one of the largest, small-aircraft air cargo operators in the United States. Air T’s Mountain Air Cargo and CSA Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, South America, Puerto Rico and the Caribbean Islands. Air T’s Global subsidiary manufactures, services and supports aviation ground support and specialized military and industrial equipment on a worldwide basis.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 to be filed with the Securities and Exchange Commission on Monday, November 13, 2006. Copies of the Form 10-Q may be accessed on the Internet at the SEC’s website, http://www.sec.gov, at that time.

Statements in this press release, which contain more than historical information may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company relating to the collapsed boom at the Philadelphia airport and the Company’s legal action against the subcontractor that designed, manufactured and warranted the deicing booms initially sold by Global for installation at the Philadelphia airport, future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

                                Three Months Ended            Six Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05

Operating Revenues	$14,721	$18,136	$30,805	$35,352

Net Earnings	$371	$264	$1,098	$542

Net Earnings Per Share - Diluted	$0.14	$0.10	$0.41	$0.20

Average Common Shares Outstanding	2,672	2,672	2,672	2,672